Exhibit 99.1

State Bancorp, Inc. Reports Second Quarter 2009 Results

Jericho, N.Y., July 21, 2009 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported net income of $1.1 million, or $0.04 per diluted common share, for the second quarter of 2009 compared with earnings of $961 thousand, or $0.07 per diluted common share, a year ago. The 11.6% increase in 2009 second quarter earnings was primarily attributable to a $1.4 million reduction in the provision for loan and lease losses and a $396 thousand increase in net security gains in 2009. These improvements were offset, in part, by a decline in net interest income of $1.0 million, and an increase in total operating expenses of $314 thousand primarily as a result of a $730 thousand FDIC insurance fund special assessment. The reduction in earnings per diluted common share in 2009 is due primarily to quarterly dividends paid on preferred stock issued under the United States Department of the Treasury (the “Treasury”) Capital Purchase Program (“CPP”). In the six month period ending June 30, 2009, the Company recorded a net loss of $4.0 million, or $0.35 per diluted common share, compared with earnings of $4.0 million, or $0.28 per diluted share, for the June 2008 year-to-date period.

Performance Highlights

•
Net Interest Margin: Net interest margin was 3.88% in the second quarter of 2009 versus 4.29% in the second quarter of 2008 and 4.03% in the first quarter of 2009. The reduction in net interest margin in the second quarter of 2009 versus 2008 resulted from several factors, most notably reduced asset yields due to lower interest rates, increased non-performing assets and accelerated cash flows on investment securities in 2009;

•
Capital Strength: The Company’s Tier I leverage capital ratio was 8.98% at June 30, 2009 versus 7.64% at June 30, 2008 and 9.10% at March 31, 2009.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 6.75% at June 30, 2009 versus 7.13% at June 30, 2008 and 6.99% at March 31, 2009. As previously disclosed, the Company issued  $37 million in preferred stock and a warrant under the Treasury CPP in December 2008;

•
Loan and Lease Loss Provision: The provision for loan and lease losses decreased by $1.4 million in the second quarter of 2009 versus the second quarter of 2008 and decreased by $6.5 million versus the first quarter of 2009;

•
Asset Quality: Non-accrual loans and leases totaled $35 million (including $12 million of loans held for sale which have been previously written down to their estimated net realizable value) or 3.1% of loans and leases outstanding at June 30, 2009 versus $11 million (no non-accrual loans held for sale) or 1.0% of loans and leases outstanding at June 30, 2008 and $28 million (including $13 million of loans held for sale) or 2.5% of loans and leases outstanding at March 31, 2009. Net loan and lease charge-offs of $1.4 million were recorded in the second quarter of 2009 versus $2.1 million in the second quarter of 2008 and $2.8 million in the first quarter of 2009. The allowance for loan and lease losses totaled $28 million or 2.5% of total loans and leases at June 30, 2009 versus $26 million or 2.3% of total loans and leases at March 31, 2009 and $19 million or 1.7% of total loans and leases at December 31, 2008;

•
Operating Efficiency:  Total operating expenses for the second quarter of 2009 increased by 2.8% to $11.5 million from the $11.2 million reported in the second quarter of 2008. The Company’s operating efficiency ratio increased to 70.9% in 2009 from 63.7% in the comparable 2008 period. Excluding the $730 thousand FDIC insurance fund special assessment recorded during the second quarter of 2009, the Company’s operating efficiency ratio would have been 66.4% (non-GAAP financial measure).  The Company’s efficiency ratio was 61.8 % in the first quarter of 2009;

•	Loans and Leases: Loans and leases outstanding increased by 5% to $1.1 billion versus the second quarter of 2008 and were unchanged versus the first quarter of 2009;
•
Core Deposits: Core deposits totaled $958 million at June 30, 2009 versus $883 million at June 30, 2008 and $865 million at March 31, 2009. The growth in core deposits reflects the Company’s ongoing acquisition of attractive new business clients and the expansion of many existing business client relationships. Core deposits represented 67% of total deposits in the quarter ended June 2009, 71% of total deposits for the quarter ended June 2008 and 66% for the quarter ended March 2009.  Demand deposits increased by 8% to $342 million at June 30, 2009 versus $317 million at the comparable 2008 date and increased by 3% from $332 million at March 31, 2009;

•
Performance Ratios: Return on average assets and return on average stockholders’ equity were 0.26% and 2.89%, respectively, in the second quarter of 2009 and 0.24% and 3.35%, respectively, in the comparable 2008 period.

Commenting on the second quarter 2009 financial performance, President and CEO Thomas M. O’Brien stated, “The results of the second quarter mark a return to profitability for the Company.  In several key areas, the news for the Company is generally positive yet we remain cautious on credit conditions and the inherent risk in lending portfolios which is being exacerbated in this weak economy.  Operating expenses continue to be well controlled although the FDIC’s industry-wide special assessment amounted to $730 thousand in this quarter.  Deposit flows have been strong with total deposits up by $181 million or 14.5% year over year.  Consequently, the resulting additional liquidity in the Bank, when combined with lower earning-asset yields, has had a negative impact on the net interest margin.

Non-performing loans remain a cause for concern and continued close management attention.  This quarter’s provision for loan losses at $3.5 million increased the allowance for loan losses to $28 million following $1.4 million of charge-offs in the quarter.  The allowance now represents 2.5% of the total loan portfolio and 81% of non-performing assets.  Included in non-performing assets is $12 million in loans held for sale which were previously written down to their estimated market values.  When the held for sale loans are excluded from non-performing assets, the ratio of allowance for loan losses to non-performing assets improves to 122%.  Nonetheless, the absolute level of problem loans remains stubbornly high although we are anticipating progress in the next few quarters on some of these credits.  The loss rate on non-performing loans has generally remained in the same range as has been experienced in the last several quarters.  Liquidity for disposition of such credits is thin, thereby negatively impacting our ability to quickly sell distressed credit positions.

Conditions in our primary markets appear to have finally stabilized, however at a much reduced level of economic activity, beginning in the middle of the second quarter of 2009.  Notwithstanding this apparent stability, the economy in the New York metropolitan region remains fragile and unemployment levels continue to move higher.  While any relative stability is certainly welcome, business risks remain elevated and negative surprises have become a fact of life.  Although the pace of economic decline has certainly moderated, visible signs of recovery are elusive and corporate hiring has not returned.  We continue to believe that some economic recovery is likely to be evident in 2010.  The risk of such a recovery being marked by modest growth and elevated unemployment levels is substantial.  In this scenario it is highly likely that interest rates may remain quite low, consumer spending stays restrained while the rates at which consumers save remain high creating some further disinflation pressures which will serve to restrain asset values and pricing power.

Within the confines of these conditions, the Company continues to build for the future while forthrightly addressing its existing problems.  We are attracting new and vibrant client relationships and have selectively hired experienced commercial relationship managers to join our strong team of professional bankers.  While it is impossible to forecast the future with any degree of comfort, our goal is to be fully prepared to flourish as the economy slowly returns to a more normal degree of growth and to continue to capitalize on plentiful opportunity.  Until such time, we subscribe to a cautious and proactive posture.”

Earnings Summary for the Quarter Ended June 30, 2009

The Company recorded net income of $1.1 million during the second quarter of 2009 versus earnings of $961 thousand in the comparable 2008 period. Net interest income decreased by $1.0 million or 6.5% to $15.0 million in the second quarter of 2009 versus 2008. This decline was due to a 41 basis point contraction of the Company’s net interest margin to 3.88% in 2009. The reduced margin in 2009 resulted from lower asset yields in all categories, principally loans and securities. The Company’s second quarter 2009 average earning-asset yield declined by 106 basis points to a weighted average yield of 4.95% from 6.01% in 2008. The lower earning-asset yield resulted principally from a 121 basis point reduction in the average yield on loans and leases to 5.30% due in part to the increase in non-accrual loans recorded in 2009. Total loans increased by $55 million or 5% to $1.1 billion at June 30, 2009 versus the comparable 2008 period largely due to growth of $76 million in the Company’s commercial mortgage portfolio.  In June 2008, the Company sold approximately $64 million in leases of its former equipment leasing subsidiary. The securities portfolio increased by $6 million at June 30, 2009 versus the comparable 2008 period. The average yield on the Company’s securities portfolio decreased by 41 basis points to 4.49% in the second quarter of 2009 versus 2008.

Partially offsetting the decreased average earning-asset yield was a 77 basis point reduction in the Company’s average cost of interest-bearing liabilities in the second quarter of 2009 to 1.45% versus 2.22% at this time in 2008. The lower cost of funds resulted from a 7% increase in core deposits (average cost of 50 basis points) coupled with the lower prevailing rate environment in the second quarter of 2009 versus the comparable 2008 period.  The Company experienced a $181 million increase in total deposits at June 30, 2009 versus June 30, 2008. This increase, which was recorded in all deposit categories, together with the March 2009 issuance of $29 million in senior unsecured debt due 2012 guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) under the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”), allowed the Company to reduce its use of other temporary borrowings in 2009 and improve its liquidity position.  Federal funds purchased and other temporary borrowings declined by $158 million versus June 30, 2008.

The provision for loan and lease losses was $3.5 million in the second quarter of 2009, representing a decrease of $1.4 million versus the comparable 2008 period. The reduction in the Company’s second quarter 2009 provision for loan and lease losses was primarily due to a $1.2 million provision recorded in the second quarter of 2008 upon the sale of the assets of the Company’s former equipment leasing subsidiary.

Second quarter 2009 total operating expenses increased by $314 thousand or 2.8% to $11.5 million compared to the second quarter of 2008. This increase was primarily due to growth of $1.1 million in FDIC and NYS assessment fees, which includes a special FDIC insurance fund assessment fee of $730 thousand recorded in 2009.  Marketing expenses increased by $456 thousand as the result of corporate branding efforts undertaken in 2009 coupled with significant reductions in print, broadcast and other media advertising during the second quarter of 2008.  The increases in FDIC and NYS assessment and marketing expenses were offset by a $1.3 million reduction in legal expenses in 2009 primarily related to outside counsel fees incurred during the previously disclosed shareholder derivative suit settled during the third quarter of 2008.

Earnings Summary for the Six Months Ended June 30, 2009

The decrease in net income in the first six months of 2009 compared with 2008 resulted from several factors, most notably an increase in the provision for loan and lease losses of $7.0 million and reductions in net interest income and noninterest income of $1.3 million and $4.1 million, respectively. Partially offsetting the foregoing negative factors was a $653 thousand decline in total operating expenses, which occurred despite the $730 thousand special FDIC insurance fund assessment fee recorded in 2009.

The decrease in net interest income was due to a 19 basis point narrowing of the Company’s net interest margin to 3.96% in 2009 from 4.15% a year ago. The increased provision for loan and lease losses in 2009 versus the comparable 2008 period was due to several factors, including an increase in non-accrual loans and leases, internal risk rating downgrades of several commercial loan relationships and the growth in total loans outstanding.

The decline in noninterest income in 2009 resulted principally from an increase in net security losses of $3.3 million due to a previously disclosed $4.0 million first quarter 2009 non-cash other-than-temporary impairment ("OTTI") charge.  Income from bank owned life insurance (“BOLI”) declined by $145 thousand in 2009 versus 2008 due to a lower rate of return on BOLI assets. Other operating income decreased by $622 thousand in 2009, due to reductions in sweep program fees coupled with losses recorded on certain customer interest rate swaps in the first half of 2009.

Total operating expenses decreased by $653 thousand or 2.9% to $21.7 million in 2009, primarily due to the previously noted reduction in legal expenses ($2.4 million) related to the shareholder derivative lawsuit settled in 2008. Salaries and other employee benefits expenses declined by $441 thousand in 2009 due to a reduction in head count coupled with lower retirement plan expenses. Other operating expenses decreased by $512 thousand, almost entirely related to the sale of the Company’s former equipment leasing subsidiary in June 2008. These improvements were offset by a $2.1 million increase in FDIC and NYS assessment expenses in 2009 resulting from higher FDIC insurance premiums, growth in deposits, additional deposit insurance programs and the previously noted FDIC special assessment of $730 thousand recorded in the second quarter of 2009. Marketing and advertising expenses increased by $463 thousand in 2009 for the same reasons noted in the second quarter discussion.  The Company recorded a $2.0 million income tax benefit in the first half of 2009 versus a $1.7 million income tax expense in the comparable period a year ago.

Asset Quality

Non-accrual loans and leases totaled $35 million or 3.1% of total loans and leases outstanding at June 30, 2009 versus $11 million or 1.0% of total loans and leases outstanding at June 30, 2008 and $28 million or 2.5% of total loans and leases outstanding at March 31, 2009.  Non-accrual loans categorized as held for sale (which have been previously written down to estimated realizable value) amounted to $12 million and $13 million at June 30, 2009 and March 31, 2009, respectively.  The Company had no non-accrual loans held for sale at June 30, 2008.  The increase in non-accrual loans and leases at June 30, 2009 compared to June 30, 2008 resulted primarily from the addition of seven relationships to non-accrual status.  These relationships consisted of residential construction and commercial real estate credits totaling $27 million, and commercial and industrial loans totaling $5 million.  These additions were reduced by charge-offs of non-accrual loans of $5 million and cash payments received of $4 million. The increase in non-accrual loans at June 30, 2009 compared with March 31, 2009 was primarily due to a residential construction loan totaling $4 million and a commercial real estate relationship, categorized as held for sale, totaling $3 million. The allowance for loan and lease losses as a percentage of total non-accrual loans and leases amounted to 81% at June 30, 2009 versus 158% at June 30, 2008 and 91% at March 31, 2009. The allowance for loan and lease losses as a percentage of non-accrual loans and leases, excluding non-accrual loans categorized as held for sale, amounted to 122% at June 30, 2009 versus 158% at June 30, 2008 and 134% at March 31, 2009. The Company held no Other Real Estate Owned at June 30, 2009, June 30, 2008 or March 31, 2009.

As of June 30, 2009, the Company’s allowance for loan and lease losses amounted to $28 million or 2.5% of period-end loans and leases outstanding (excluding loans held for sale). The allowance as a percentage of loans and leases outstanding (excluding loans held for sale) was 1.6% at June 30, 2008 and 2.3% at March 31, 2009.

The Company recorded net loan and lease charge-offs of $1.4 million in the second quarter of 2009 versus net charge-offs of $2.1 million in the second quarter of 2008 and $2.8 million in the first quarter of 2009. As a percentage of average total loans and leases outstanding, these net amounts represented, on an annualized basis, 0.5% for the second quarter of 2009, 0.8% for the second quarter of 2008 and 1.0% for the first quarter of 2009.

Capital

Total stockholders’ equity was $149 million at June 30, 2009 compared to $112 million at June 30, 2008. The increase is primarily a result of the issuance of $37 million in preferred stock and a warrant under the Treasury’s CPP in December 2008. The Company issued to the Treasury 36,842 shares of 5% fixed rate cumulative perpetual preferred stock and a warrant to purchase 465,569 shares of common stock.  This increase in capital has allowed the Company to reinforce its commitment to serve the credit needs of our clients and the communities in which we operate.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2009, the weighted average rate on the Company’s trust preferred securities was 4.51% versus 6.47% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.

The Company’s capital ratios exceeded all regulatory requirements at June 30, 2009. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 9.27%, 11.84% and 13.10%, respectively, at June 30, 2009. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category. Excluding the capital received through the CPP, the Bank would still be considered “well capitalized.”  The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 6.75% at June 30, 2009 versus 7.13% at June 30, 2008 and 6.99% at March 31, 2009.

The Company did not repurchase any of its common stock in 2009. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information

State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure

This press release includes non-GAAP financial measures of tangible common equity ratio and operating efficiency ratio excluding the FDIC insurance fund special assessment fee. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2009 and 2008 (unaudited)

	Three Months		Six Months
	2009	2008	2009	2008
INTEREST INCOME:
Interest and fees on loans and leases	$14,744,805	$17,347,270	$29,635,999	$36,592,190
Federal funds sold and securities purchased under agreements to resell	4,418	141,204	6,272	963,237
Securities available for sale:
Taxable	4,367,114	4,782,884	9,199,412	9,710,467
Tax-exempt	17,047	58,547	50,704	138,245
Dividends	-	9,917	-	39,667
Dividends on Federal Home Loan Bank and other restricted stock	28,436	134,350	38,981	320,849
Total interest income	19,161,820	22,474,172	38,931,368	47,764,655

INTEREST EXPENSE:
Deposits	3,390,322	5,111,449	7,369,776	12,896,157
Temporary borrowings	29,246	755,798	64,222	2,109,218
Senior unsecured debt	279,594	-	282,691	-
Subordinated notes	231,186	231,185	462,371	462,370
Junior subordinated debentures	212,184	318,518	453,299	678,855
Total interest expense	4,142,532	6,416,950	8,632,359	16,146,600

Net interest income	15,019,288	16,057,222	30,299,009	31,618,055
Provision for loan and lease losses	3,500,000	4,907,744	13,500,000	6,525,744
Net interest income after provision for loan and lease losses	11,519,288	11,149,478	16,799,009	25,092,311

NON-INTEREST INCOME:
Service charges on deposit accounts	595,433	552,533	1,186,037	1,154,970
Net security gains (losses)	447,459	51,550	(3,318,045)	60,159
Income from bank owned life insurance	264,039	229,352	371,980	516,963
Other operating income	239,250	604,109	602,643	1,224,564
Total non-interest income	1,546,181	1,437,544	(1,157,385)	2,956,656
Income before operating expenses	13,065,469	12,587,022	15,641,624	28,048,967

OPERATING EXPENSES:
Salaries and other employee benefits	5,959,747	5,769,340	11,297,229	11,738,719
Occupancy	1,448,242	1,396,651	2,949,448	2,774,330
Equipment	296,585	294,460	602,166	617,183
Legal	169,606	1,496,097	345,456	2,732,126
Marketing and advertising	475,000	18,827	750,000	286,808
FDIC and NYS assessment	1,276,087	190,005	2,313,661	253,503
Credit and collection	191,087	186,115	362,083	359,030
Other operating expenses	1,717,536	1,868,098	3,075,577	3,587,354
Total operating expenses	11,533,890	11,219,593	21,695,620	22,349,053

INCOME (LOSS) BEFORE INCOME TAXES	1,531,579	1,367,429	(6,053,996)	5,699,914
PROVISION (BENEFIT) FOR INCOME TAXES	459,207	406,673	(2,033,012)	1,738,783

NET INCOME (LOSS)	$1,072,372	$960,756	$(4,020,984)	$3,961,131

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2009 and 2008 (unaudited)

	2009	2008
ASSETS:
Cash and due from banks	$86,198,147	$47,124,991
Securities purchased under agreements to resell	5,000,000	-
Total cash and cash equivalents	91,198,147	47,124,991
Securities available for sale - at estimated fair value	389,536,449	383,431,852
Federal Home Loan Bank and other restricted stock	5,335,943	10,358,143
Loans and leases (net of allowance for loan and lease losses of $27,954,029 in 2009 and $17,248,294 in 2008)	1,098,644,027	1,043,815,463
Bank premises and equipment - net	6,502,934	6,379,076
Bank owned life insurance	30,269,936	29,523,582
Net deferred income taxes	20,237,374	21,005,892
Receivable - current income taxes	152,335	11,587,770
Other assets	14,404,922	17,257,675
TOTAL ASSETS	$1,656,282,067	$1,570,484,444

LIABILITIES:
Deposits:
Demand	$341,698,251	$316,593,412
Savings	616,379,343	566,376,352
Time	468,953,807	363,590,105
Total deposits	1,427,031,401	1,246,559,869
Federal funds purchased	-	35,000,000
Other temporary borrowings	3,000,000	126,000,000
Senior unsecured debt	29,000,000	-
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	4,157,500	10,000,000
Other accrued expenses and liabilities	13,653,898	10,296,695
Total Liabilities	1,507,462,799	1,458,476,564

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares issued and outstanding in 2009; liquidation preference of $36,842,000 in 2009	35,908,274	-
Common stock, $0.01 par value in 2009 and $5.00 in 2008, authorized 20,000,000 shares; issued 15,586,700 shares in 2009 and 15,326,344 shares in 2008; outstanding 14,599,047 shares in 2009 and 14,338,692 shares in 2008	155,867	76,631,720
Warrant	1,056,842	-
Surplus	167,433,654	87,677,460
Retained deficit	(44,140,861)	(32,461,545)
Treasury stock (987,652 shares in 2009 and 2008)	(16,646,426)	(16,646,426)
Accumulated other comprehensive income (net of taxes of $3,325,500 in 2009 and ($2,102,408) in 2008)	5,051,918	(3,193,329)
Total Stockholders' Equity	148,819,268	112,007,880
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,656,282,067	$1,570,484,444

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Six Months Ended June 30, 2009 and 2008 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Six Months
	2009	2008	2009		2008
SELECTED AVERAGE BALANCES (1):
Total assets	$1,653,838	$1,612,236	$1,638,569		$1,646,862
Loans and leases - net of unearned income	$1,116,045	$1,072,781	$1,116,980		$1,065,390
Investment securities	$390,919	$398,618	$393,228		$403,226
Deposits	$1,407,766	$1,319,048	$1,406,587		$1,334,449
Stockholders' equity	$148,929	$115,461	$151,141		$115,493

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.26%	0.24%	(0.49	) %	0.48%
Return on average stockholders' equity	2.89%	3.35%	(5.36	) %	6.90%
Net interest margin	3.88%	4.29%	3.96%		4.15%
Operating efficiency ratio	70.87%	63.69%	66.33%		64.04%

CAPITAL RATIOS:
Tier I leverage ratio	8.98%	7.64%	8.98%		7.64%
Tier I risk-based capital ratio	11.48%	10.20%	11.48%		10.20%
Total risk-based capital ratio	13.52%	12.28%	13.52%		12.28%
Tangible common equity ratio (3)	6.75%	7.13%	6.75%		7.13%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$34,602	$10,916	$34,602		$10,916
Non-accrual loans and leases/total loans and leases	3.07%	1.03%	3.07%		1.03%
Allowance for loan and lease losses/non- accrual loans and leases	81%	158%	81%		158%
Allowance for loan and lease losses/total loans and leases	2.48%	1.63%	2.48%		1.63%
Net charge-offs	$1,443	$2,081	$4,214		$1,980
Net charge-offs (annualized)/ average loans and leases	0.52%	0.78%	0.76%		0.37%

COMMON SHARE DATA:
Average common shares outstanding (2)	14,356,607	14,105,301	14,346,083		14,041,806
Period-end common shares outstanding	14,599,047	14,338,692	14,599,047		14,338,692
Net income (loss) per common share - basic	$0.04	$0.07	$(0.35)		$0.28
Net income (loss) per common share - diluted	$0.04	$0.07	$(0.35)		$0.28
Book value per common share	$7.66	$7.81	$7.66		$7.81
Cash dividends per common share	$0.05	$0.15	$0.10		$0.30

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.
(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of June 30, 2009, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$148,819	Total assets	$1,656,282
Less: preferred stock	(35,908)	Less: intangible assets	-
Less: warrant	(1,057)	Tangible assets	$1,656,282
Total common stockholders' equity	111,854
Less: intangible assets	-
Tangible common equity	$111,854

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$390,919	$4,379	4.49%	$398,618	$4,860	4.90%
Federal Home Loan Bank and other restricted stock	5,952	28	1.89	7,406	135	7.33
Securities purchased under agreements to resell	13,077	4	0.12	26,538	141	2.14
Interest-bearing deposits	28,930	15	0.21	3,493	19	2.19
Loans and leases (3)	1,116,045	14,756	5.30	1,072,781	17,373	6.51
Total interest-earning assets	1,554,923	$19,182	4.95%	1,508,836	$22,528	6.01%
Non-interest-earning assets	98,915			103,400
Total Assets	$1,653,838			$1,612,236

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$622,900	$1,199	0.77%	$576,154	$1,826	1.27%
Time deposits	445,114	2,191	1.97	422,210	3,285	3.13
Total savings and time deposits	1,068,014	3,390	1.27	998,364	5,111	2.06
Federal funds purchased	-	-	-	8,107	47	2.33
Securities sold under agreements to repurchase	1,099	1	0.36	-	-	-
Other temporary borrowings	16,945	28	0.66	126,115	709	2.26
Senior unsecured debt	29,000	280	3.87	-	-	-
Subordinated notes	10,000	231	9.27	10,000	231	9.29
Junior subordinated debentures	20,620	212	4.12	20,620	319	6.22
Total interest-bearing liabilities	1,145,678	4,142	1.45	1,163,206	6,417	2.22
Demand deposits	339,753			320,684
Other liabilities	19,478			12,885
Total Liabilities	1,504,909			1,496,775
Stockholders' Equity	148,929			115,461
Total Liabilities and Stockholders' Equity	$1,653,838			$1,612,236
Net interest income/margin		15,040	3.88%		16,111	4.29%
Less tax-equivalent basis adjustment		(21)			(54)
Net interest income		$15,019			$16,057

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $27 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $11 and $27 in 2009 and 2008, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$393,228	$9,252	4.74%	$403,226	$9,909	4.94%
Federal Home Loan Bank and other restricted stock	5,716	39	1.38	8,141	321	7.93
Securities purchased under agreements to resell	9,862	6	0.12	59,654	963	3.25
Interest-bearing deposits	21,905	21	0.19	3,238	44	2.73
Loans and leases (3)	1,116,980	29,671	5.36	1,065,390	36,645	6.92
Total interest-earning assets	1,547,691	$38,989	5.08%	1,539,649	$47,882	6.25%
Non-interest-earning assets	90,878			107,213
Total Assets	$1,638,569			$1,646,862

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$600,589	$2,433	0.82%	$564,627	$4,688	1.67%
Time deposits	472,896	4,937	2.11	451,208	8,208	3.66
Total savings and time deposits	1,073,485	7,370	1.38	1,015,835	12,896	2.55
Federal funds purchased	453	1	0.45	8,376	122	2.93
Securities sold under agreements to repurchase	1,740	4	0.46	-	-	-
Other temporary borrowings	17,232	59	0.69	141,710	1,987	2.82
Senior unsecured debt	14,740	283	3.87	-	-	-
Subordinated notes	10,000	462	9.32	10,000	463	9.31
Junior subordinated debentures	20,620	453	4.43	20,620	679	6.62
Total interest-bearing liabilities	1,138,270	8,632	1.53	1,196,541	16,147	2.71
Demand deposits	333,102			318,614
Other liabilities	16,056			16,214
Total Liabilities	1,487,428			1,531,369
Stockholders' Equity	151,141			115,493
Total Liabilities and Stockholders' Equity	$1,638,569			$1,646,862
Net interest income/margin		30,357	3.96%		31,735	4.15%
Less tax-equivalent basis adjustment		(58)			(117)
Net interest income		$30,299			$31,618

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $23 and $64 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $35 and $53 in 2009 and 2008, respectively.